AMENDMENT TO INVESTMENT ADVISORY AGREEMENT


      This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Industrial Income Fund, Inc., a Maryland corporation (the "Fund") and INVESCO Funds Group, Inc., a Delaware corporation (the "Adviser"), as of the 28th day of February, 1997 (the "Agreement").

      WHEREAS, the Company and IFG desire to amend the Investment Advisory agreement dated February 28, 1997 by and between the Company and IFG, to provide for additional expense limitation breakpoints in the advisory fee;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that paragraph 1 of section 5 of the Agreement shall be amended to read as follows:

            5. Compensation of The Adviser. For the services to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser an advisory fee which will be computed daily and paid as of the last day of each month, using for each daily calculation the most recently determined net asset value of the Fund, as determined by valuations made in accordance with the Fund's procedures for calculating its net asset value as described in the Fund's Prospectus and/or Statement of Additional Information. The advisory fee to the Adviser shall be computed at the following annual rates: 0.60% of the Fund's daily net assets up to $350 million; 0.55% of the Fund's daily net assets in excess of $350 million but not more than $700 million; 0.50% of the Fund's daily net assets in excess of $700 million but not more than $2 billion; 0.45% of the Fund's daily net assets in excess of $2 billion but not more than $4 billion; and 0.40% of the Fund's daily net assets in excess of $4 billion but not more than $5 billion. The advisory fee to the Adviser on daily net assets of the Fund in excess of $5 billion shall be computed at such annual rate that will be agreed to by the Fund and the Adviser to deal with that level of Fund assets.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 15th day of May, 1997.

                                    INVESCO INDUSTRIAL INCOME FUND, INC.


                                    By: /s/ Dan H. Hesser
                                        ------------------------
                                        Dan J. Hesser, President
ATTEST:

/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary


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                                    INVESCO FUNDS GROUP, INC.



                                    By: /s/ Ronald L. Grooms
                                        ---------------------------------------
                                        Ronald L. Grooms, Senior Vice President

ATTEST:

/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary